UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2022

BTRS HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38947	83-3780685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1009 Lenox Drive, Suite 101 Lawrenceville, New Jersey (Address of Principal Executive Offices)		08648 (Zip Code)

(609) 235-1010 (Registrant’s telephone number, including area code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of exchange on which registered
Class 1 Common Stock, $0.0001 par value per share	BTRS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 28, 2022, BTRS Holdings Inc., a Delaware corporation (“Billtrust” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Bullseye FinCo, Inc., a Delaware corporation (“Parent”) and Bullseye Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class 1 common stock of the Company, $0.0001 par value, and Class 2 common stock of the Company, $0.0001 par value (collectively, “Company Common Stock”) (other than the Rollover Shares (as defined below), and shares of Company Common Stock held by the Company as treasury stock), issued and outstanding immediately prior to the Effective Time (other than dissenting shares) will be converted into the right to receive $9.50 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the Effective Time:

•	Each stock option to purchase Company Common Stock (whether or not vested) pursuant to a Company equity plan that is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) will automatically vest and be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (and, for the avoidance of doubt, if the exercise price per share for any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option will be forfeited and cancelled without consideration); and

•	Each restricted stock unit granted pursuant to a Company equity plan (each, a “Company RSU”), other than an Interim RSU (defined below) that is outstanding immediately prior to the Effective Time will automatically vest and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock underlying such Company RSU. Certain Company RSUs that are permitted to be granted between the date of the Merger Agreement and the Effective Time (the “Interim RSUs”) will not be accelerated and instead will be converted into a cash award equal to the Merger Consideration multiplied by the number of shares of Company Common Stock underlying the Interim RSUs, which cash award will vest and be paid over an agreed schedule after the Effective Time.

If the Merger is consummated, the Company’s securities will be de-listed from the Nasdaq Global Select Market and de-registered under the Securities Exchange Act of 1934 as soon as practicable following the Effective Time.

The consummation of the Merger (the “Closing”) is subject to certain customary mutual conditions, including (i) the approval of the Company’s stockholders holding a majority of the outstanding shares of Company Common Stock, (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration of applicable waiting periods or clearances of the Merger, as applicable, under the antitrust and foreign investment laws of certain other jurisdictions and (iii) the absence of any order or law that prohibits or renders illegal the consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned upon (a) the accuracy of the representations and warranties of the other party as of the Closing (subject to customary materiality qualifiers), (b) compliance by the other party in all material respects with its pre-Closing obligations under the Merger Agreement and (c) in Parent’s and Merger Sub’s case, the absence of a material adverse effect with respect to the Company.

The Company and Parent have each made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, the Company has agreed, among other things, to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. In addition, subject to certain exceptions, the Company has agreed to covenants relating to (i) the submission of the Merger Agreement to the Company’s stockholders at a special meeting thereof for approval, (ii) the recommendation by the board of directors of the Company in favor of the adoption by the Company’s stockholders of the Merger Agreement and (iii) non-solicitation obligations of the Company relating to alternative acquisition proposals.

Either the Company or Parent may terminate the Merger Agreement if (i) Parent, Merger Sub and the Company agree by mutual written consent to do so, (ii) the Merger has not been consummated on or before March 28, 2023 (the “End Date”) (provided, however, that if antitrust approvals have not been obtained by such time related to any acquisition by Parent or its affiliates (or entry by Parent or its affiliates into a definitive agreement with respect to any such acquisition) and all other conditions have been satisfied, then the End Date may be extended by either party to September 28, 2023), (iii) any governmental authority has issued an order permanently enjoining, making illegal or otherwise prohibiting the Merger and such order is, or has become, final and non-appealable, (iv) the approval of the Company’s stockholders is not obtained at a meeting of the Company’s stockholders (including an adjournment or postponement thereof) called for the purpose of adopting the Merger Agreement or (v) the other party breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances. In addition, the Company may, under certain circumstances, terminate the Merger Agreement in order for the Company to enter concurrently or immediately thereafter into a binding definitive written agreement with respect to an unsolicited superior acquisition proposal, subject to the Company having first complied with certain matching rights and other obligations set forth in the Merger Agreement, including payment of a termination fee by the Company equal to $50,245,503.85. Additionally, Parent may, under certain circumstances, terminate the Merger Agreement if the board of directors of the Company qualifies, withdraws or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement or approves a competing acquisition proposal.

If the Merger Agreement is terminated (i) by the Company in order for the Company to enter into a definitive written agreement with respect to an unsolicited superior acquisition proposal, (ii) by Parent because the board of directors of the Company qualifies, withdraws or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement or approves a competing acquisition proposal or (iii) by (a) either party because approval of the Company’s stockholders was not obtained, (b) the Effective Time has not occurred prior to the End Date (as may be extended) or (c) Parent in connection with the Company intentionally breaching its non-solicitation obligations under the Merger Agreement, but only if, in the case of this clause (iii), an alternative acquisition proposal was publicly announced (or became publicly known) and not publicly withdrawn prior to such termination (or prior to the Company meeting in the case of the stockholder approval not being obtained) and, within 12 months after termination of the Merger Agreement, an acquisition transaction is entered into and, whether during such 12-month period or thereafter, consummated, then, in each case, the Company will be obligated to pay to Parent a one-time fee equal to $50,245,503.85 in cash. In addition, the Company will be required to reimburse Parent for up to $5 million of its costs and expenses incurred by Parent in connection with an action or proceeding (or settlement) that results in a judgment that the Company must pay the termination fee.

If the Merger Agreement is terminated (i) by the Company (a) if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing) and the Company is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement or (b) in connection with Parent or Merger Sub breaching its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances) or (ii) if either party terminates because the Merger has not been consummated by the End Date, and at the time of such termination, the Company was otherwise entitled to terminate the Merger Agreement for either of the foregoing reasons, then, in each case, Parent will be obligated to pay to the Company a one-time fee equal to $100,491,007.71 in cash. In addition, Parent will be required to reimburse the Company for (i) up to $5 million of its costs and expenses incurred by the Company in connection with an action or proceeding (or settlement) that results in a judgment that Parent must pay the termination fee and (ii) up to $1 million of the costs and expenses incurred by the Company or any of its subsidiaries in connection with the financing.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. Sixth Street Partners, LLC, Owl Rock Capital Advisors LLC and Monroe Capital Management Advisors, LLC have agreed to provide debt financing for the transactions, subject to the terms and conditions set forth in a debt commitment letter delivered to Parent. In addition, certain funds managed by affiliates of Parent (the “Investors”) have delivered an equity commitment letter to Parent, pursuant to which, upon the terms and subject to the conditions set forth therein, such funds have committed to purchase from Parent equity interests of Parent as may be required by Parent or Merger Sub to make payments due by Parent and Merger Sub under the Merger Agreement. In addition, Parent has entered into a Termination Equity Commitment Letter (the “Termination Equity Commitment Letter”) with certain funds managed by affiliates of Parent pursuant to which such affiliates commit to provide funds to Parent for the purpose of paying the reverse termination fee and certain of Parent’s and Merger Sub’s other obligations under the Merger Agreement. The transaction is not subject to a financing condition.

Each of Flint A. Lane, FL 2009 GRAT FBO APL, FL 2009 GRAT FBO KML, FL 2009 GRAT FBO TKL and certain entities affiliated with Bain Capital Venture Investors, LLC (collectively, the “Rollover Holders”) entered into a Rollover and Contribution Agreement with Parent pursuant to which, among other things, (i) Flint A. Lane agrees to contribute 4,619,080 shares of Company Common Stock, (ii) each of FL 2009 GRAT FBO APL, FL 2009 GRAT FBO KML and FL 2009 GRAT FBO TKL agrees to contribute 653,289 shares of Company Common Stock, and (iii) certain entities affiliated with Bain Capital Venture Investors, LLC agree to contribute 6,578,947 shares of Company Common Stock (collectively, the “Rollover Shares”), in each case to Bullseye Holdings, LP (to be contributed to Parent thereafter) in exchange for equity interests in Bullseye Holdings, LP, pursuant to the terms set forth in the applicable Rollover and Contribution Agreement.

In addition, each Rollover Holder entered into a Voting and Support Agreement pursuant to which such Rollover Holder agrees, among other things, to vote in favor of the Merger and the adoption of the Merger and for the approval and adoption of the Merger Agreement.

Each Rollover Holder has also entered into a Restrictive Covenant Agreement, pursuant to which such Rollover Holder agrees, among other things, to be bound by certain restrictions on hiring and soliciting senior-level employees, certain confidentiality and non-disparagement obligations and, in the case of certain Rollover Holders, certain non-competition obligations.

The Merger Agreement and the above descriptions have been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates or to modify or supplement any factual disclosures about the Company or Parent included in their public reports filed with the SEC. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and, as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement, the Rollover and Contribution Agreements, the Voting and Support Agreements and the Restrictive Covenant Agreements, and the transactions contemplated thereby, including the Merger, does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, Rollover and Contribution Agreements, Voting and Support Agreements and Restrictive Covenant Agreements. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. Copies of the Rollover and Contribution Agreements, the Voting and Support Agreements and the Restrictive Covenant Agreements are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On September 28, 2022, the Company issued a joint press release with Parent announcing the execution of the Merger Agreement. The press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to the proposed transaction involving Billtrust. In connection with the proposed transaction, Billtrust plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Billtrust may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Billtrust’s shareholders for their consideration. Before making any voting decision, Billtrust’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Billtrust and the proposed transaction.

Billtrust’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Billtrust, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Billtrust with the SEC may be obtained, without charge, by contacting Billtrust through its website at https://investors.billtrust.com/.

Participants in Solicitation

The Company, Parent, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 9, 2022, its proxy statement for its 2022 annual meeting of shareholders, which was filed with the SEC on April 22, 2022, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction with EQT. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Billtrust’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Billtrust. These forward-looking statements are subject to a number of risks and uncertainties, including Billtrust's ability to secure the required regulatory and stockholder approvals for the transaction; Billtrust's ability to meet the applicable closing conditions of the transaction; Billtrust’s ability to attract and retain customers and expand customers’ use of Billtrust’s services; market, financial, political and legal conditions; foreign currency impacts; the impact of the COVID-19 pandemic on Billtrust’s business and the global economy; risks relating to the uncertainty of the projected financial and operating information with respect to Billtrust; risks related to future market adoption of Billtrust’s offerings; risks related to Billtrust’s marketing and growth strategies; risks related to expanding Billtrust’s operations outside the United States; risks related to Billtrust’s ability to acquire or invest in businesses, products, or technologies that may complement or expand its products or platforms, enhance its technical capabilities, or otherwise offer growth opportunities; the effects of competition on Billtrust’s future business; the impact of unstable market and economic conditions; and the risks discussed in Billtrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, under the heading “Risk Factors” and other documents of Billtrust filed, or to be filed, with the SEC, including Billtrust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. If any of these risks materialize or any of Billtrust’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Billtrust presently does not know of or that Billtrust currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Billtrust’s expectations, plans or forecasts of future events and views as of the date of this press release. Billtrust anticipates that subsequent events and developments will cause Billtrust’s assessments to change. However, while Billtrust may elect to update these forward-looking statements at some point in the future, Billtrust specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Billtrust’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of September 28, 2022, by and among BTRS Holdings Inc., Bullseye FinCo, Inc. and Bullseye Merger Sub, Inc.*†
10.1	Voting and Support Agreement, dated as of September 28, 2022, by and among Bullseye FinCo, Inc., and certain entities affiliated with Bain Capital Venture Investors, LLC.*†
10.2	Voting and Support Agreement, dated as of September 28, 2022, by and among Bullseye FinCo, Inc., Flint A. Lane, FL 2009 GRAT FBO APL, FL 2009 GRAT FBO KML and FL 2009 GRAT FBO TKL.*†
10.3	Rollover and Contribution Agreement, dated as of September 28, 2022, by and among Bullseye Holdings, LP, Flint A. Lane, FL 2009 GRAT FBO APL, FL 2009 GRAT FBO KML and FL 2009 GRAT FBO TKL.*†
10.4	Rollover and Contribution Agreement, dated as of September 28, 2022, by and among Bullseye Holdings, LP and certain entities affiliated with Bain Capital Venture Investors, LLC.*†
10.5	Restrictive Covenant Agreement, dated as of September 28, 2022, by and among Bullseye FinCo, Inc. and certain entities affiliated with Bain Capital Venture Investors, LLC.*†
10.6	Restrictive Covenant Agreement, dated as of September 28, 2022, by and among Bullseye FinCo, Inc., Flint A. Lane, FL 2009 GRAT FBO APL, FL 2009 GRAT FBO KML and FL 2009 GRAT FBO TKL.*†
99.1	Joint Press Release, dated September 28, 2022.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

†Certain sensitive personally identifiable information in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***].

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2022

BTRS HOLDINGS INC.

By:	/s/ Mark Shifke
Mark Shifke
Chief Financial Officer